Exhibit No: 10.1

EMPLOYMENT AGREEMENT BETWEEN

BANK OF NEW JERSEY

AND

MICHAEL LESLER

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 2nd day of June 2014, between the Bank of New Jersey, a commercial bank organized and existing under the laws of the State of New Jersey (the “Bank”) and Michael Lesler (the “Executive”).

WHEREAS, the Executive is currently serving as the Chief Executive Officer at the Bank;

WHEREAS, the Executive and the Bank desire to enter into an Employment Agreement to formalize the terms and conditions of the Executive’s employment at the Bank which Employment Agreement supersedes all previous Employment Agreements entered into between the Bank and Executive,

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

1.              Position. The Executive shall be employed as the Chief Executive Officer of the Bank, and shall perform such duties as may be assigned to the Executive from time to time by the Board of Directors of the Bank or as may be set forth in the By-Laws of the Bank (the “By-Laws”), as the same may be amended from time to time.  The Executive’s employment will be on a full time basis at the Bank’s offices located at1365 Palisade Avenue, Fort Lee, New Jersey 07024, subject to such reasonable travel as may be required from time to time to perform Executive’s duties. The Executive further agrees to devote his full time and attention, during normal business hours, to the business of the Bank and to perform such duties as may be required of him to the best of his abilities.

2.              Term of Employment. The Term of this Agreement shall be for a period of three (3) years, commencing on the date hereof (the “Effective Date”) and subject to earlier termination as provided herein (the “Term”).  Beginning on the first day after the Effective Date and on each day thereafter, the Term of this Agreement shall be renewed and extended for an additional period of three (3) years from that day, unless otherwise terminated as hereinafter set forth.  Reference to the Term of this Agreement shall refer to the initial Term as renewed and extended on a daily basis.

3.              Reporting.  The Executive shall report to the Board of Directors on an annual basis.

4.              Compensation. The Bank shall pay to the Executive compensation for his services during the Term of Employment as follows:

(a)         Base Salary: The Executive shall be paid a base salary of three hundred fifty thousand ($350,000) Dollars per annum. The Executive’s base salary shall be reviewed at least annually. Such review shall be conducted by the Board or by the Compensation Committee and they may increase, but not decrease salary below the Executive’s original base salary of hundred fifty thousand ($350,000) Dollars. The salary shall be paid in accordance with the payroll policies of the Bank.

(b)         Incentive/Bonus Payments: The Executive shall be entitled to receive discretionary and/or performance-based annual cash incentive/bonus payments as authorized by the Board of Directors. Executive shall also be entitled to participate in equity arrangements as may be approved by the shareholders of the Bank in such amounts, and pursuant to such terms, as shall be authorized by the Board in its discretion.

(c)          Car Allowance.  The Executive shall be entitled to a car allowance in the amount of nine hundred ($900) Dollars per month, in addition to such reasonable and customary fees as may be required upon the initial purchase or lease of a vehicle.

(d)         Business Expenses: The Executive shall be entitled to reimbursement for all reasonable and customary business expenses incurred by him with respect to the business of the Bank in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank.  The Executive shall also be entitled to reimbursement for any other expenses related to his duties as Chief Executive Officer, such as attendance at various seminars, conventions and/or similar functions and meals.  If necessary, the Executive shall be reimbursed for such travel expenses (i.e., car service, plane, train, etc.) as may be necessary in carrying out its duties as Chief Executive Officer.

5.              Benefits. The Executive shall be entitled to receive benefits, including health, vision, dental and life insurance benefits, in accordance with the benefit policies developed for the Bank and approved by the Board of Directors.

6.              Time Off.  The Executive shall be entitled to: (i) five (5) weeks of vacation time; (ii) three (3) personal days, and (iii) ten (10) holidays.

7.              Disability. If, during the Term of Employment, the Executive shall become permanently disabled or is otherwise unable to perform his essential job functions hereunder with or without reasonable accommodation for six (6) consecutive months, or for shorter periods aggregating six (6) months, in any twelve (12) month period, the Bank may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall be entitled to any such payments as set forth in Section 7 herein, as if the Executive has been terminated without cause.  Additionally, the Executive shall be entitled to payments under any disability policy which the Bank may obtain for the benefit of its officers generally and salary accruing up to the date of termination. Upon termination of Executive’s employment pursuant to this Paragraph, Executive will be bound by the terms and conditions of Section 11 hereof.

8.              Termination for Cause.

(a)         The Bank may terminate the Executive’s employment for cause upon written notice to the Executive, which notice shall specify the reason for termination. In the event of Termination for Cause, the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accruing up to the date of termination.

(b)         For purposes of the Agreement, “Cause” shall mean; (i) the willful or repeated failure by the Executive to perform his duties hereunder or failure to abide by the policies set forth in the Employee Handbook, after at least three (3) warnings in writing from the Bank identifying any such failure occurring not less than forty-five (45) days prior to the date notice of termination is given by the Bank pursuant to this section; (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) conviction of a crime (other than a minor traffic violation); (iv) use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties; (v) excessive absenteeism, other than for illness, after at least three (3) warnings in writing from the Bank; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank, its parent, or its subsidiaries; (vii) the happening of any event or existence of any circumstances which would prevent the Executive from serving as an officer of the Bank under the state and federal banking regulations; (viii) Executive’s conduct that brings public discredit on, or injures the reputation of the Bank, in Bank’s commercially reasonable opinion.

9.              Termination without Cause.

(a)         The Board of Directors may, at its discretion, terminate Executive’s duties and responsibilities as Chief Executive Officer. Such action shall require a majority vote of the entire Board of Directors and shall be effective immediately upon delivery to Executive of written notice of this action by the Board of Directors, or at such other time as may be agreed upon by both parties to this Agreement. Following such termination, all rights, obligations and duties of both parties relative to this Agreement shall cease, except that, for the month in which the Executive’s duties were terminated and for the two (2) year period following, the Bank shall continue to pay Executive his then current salary and shall continue his family health, vision, dental and life insurance coverages on the same schedule as if the employment has not been terminated. The Bank shall also pay to Executive two (2) times the annual incentive bonus payable under the then-current incentive bonus plan calculated based upon one hundred percent (100%) goal achievement for the calendar year in which such employment is terminated.  In addition, all unvested Restricted Stock Awards, Stock Options or other equity awards shall become fully vested as of the date of termination regardless of the vesting schedule associated with such awards.  Such continuation of pay and medical and disability insurance shall constitute an agreed upon termination payment to Executive and shall be made in all instances in which there is a “termination without cause” under this Paragraph 7(a). Throughout this period, Executive shall not be required to perform any duties for the Bank, or report to work. At no cost to the Executive, the Executive shall, however, demonstrate good faith in cooperating and assisting with the transitioning of projects and communication of information concerning endeavors with which he had been involved on behalf of the Bank. In the event that Executive secures other employment prior to the expiration of the termination payment set forth in this Section 7 (a), said termination payment shall terminate coincident with the date upon which such other employment commences, except that the difference, if any, between the Executive’s former rate of compensation and the rate which is applicable to the new position shall continue to be paid to the Executive until conclusion of the time period set forth herein.  Executive, however, shall be under no obligation to seek other employment prior to the expiration of this termination payment.  Notwithstanding the terms set forth herein, nothing shall prohibit Executive from seeking other employment or acting in a consulting capacity for or with any other employer prior to the expiration of the termination payment, provided that engaging in consulting activities shall not cause Bank to be relieved from making the payments required by this Section.  Executive and Bank shall have no other obligations to this other hereunder, except for those provided for in Section 11.

(b)         The payments made in 7(a) above by the Bank are conditioned upon the Executive resigning from all positions held as a director, officer and employee at the Bank and all its subsidiaries.

(c)          Except as set forth in this Section 7, the Executive shall not be entitled to any other payments or benefits from Bank following his Termination without Cause.

10.       Voluntary Resignation. The Executive may resign from his employment with the Bank and terminate this Agreement hereunder at any time during the Term for any reason upon ninety (90) days prior written notice. Except as provided in Section 9 of the Agreement, upon resignation, the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Bank, and shall not be entitled to any of the other benefits provided hereunder.  At the conclusion of the ninety (90) day period of notice, all rights, duties and obligations of both parties relative to this Agreement shall terminate, except for those provided for in Section 11.

11.       Change in Control.

(a)         A “Change in Control” shall mean:

i.                  A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank, or any similar transaction, in any case in which the shareholders of the Bank prior to such transaction hold less than a majority of the voting power of the resulting entity; or

ii.               Individuals who constitute the Incumbent Board (as herein defined) of the Bank cease for any reason to constitute a majority thereof.  For these purposes, “Incumbent Board” means the Board of Directors of the Bank on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at a majority of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board; or

iii.           Such meaning as is otherwise set forth in that certain Change in Control Agreement between Executive and Bank, dated June 23, 2006, which Change in Control Agreement has been filed with the Security and Exchange Commission (the “Change in Control Agreement”).

(b)         Upon the occurrence of a “Change in Control” the parties shall be governed by the terms of Change in Control Agreement.

12.       Non-Disclosure, Non-Compete and Restrictive Covenants. The following provisions shall apply during the period of employment and after termination of employment for a period of no more than one (1) year.  This covenant not to compete shall apply to the territory that is within a five (5) mile radius of the Bank’s offices located at1365 Palisade Avenue, Fort Lee, New Jersey 07024, but only within the State of New Jersey (the “Territory”).

(a)         Competition. In recognition of the considerations described in this Agreement, the Executive shall not, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, stockholder, or otherwise, compete with the Bank or establish, engage in, or become interested in any business, trade, or occupation that competes with the Bank in the financial products or services industry in the Territory. The Bank and the Executive acknowledge that during the term of the Executive’s employment the Executive has acquired special and confidential knowledge regarding the operations of the Bank. Furthermore, although not a term or condition of this Agreement, the Bank and the Executive acknowledge that the Executive’s services have been used and are being used by the Bank in executive, managerial, and supervisory capacities throughout the Territory.

(b)         Solicitation. In recognition of the considerations described in this Agreement, the Executive shall not: (i) directly or indirectly solicit or attempt to solicit any customer of the Bank to accept or purchase financial products or services of the same nature, kind or variety currently being provided to a customer by the Bank or being provided to a customer by the Bank when the Executive’s termination of employment occurs, (ii) directly or indirectly influence or attempt to influence any customer of the Bank or the Bank to alter that person or entity’s business relationship with the Bank in any way, and (iii) accept the financial products or services business of any customer or provide financial products or services to any customer on behalf of anyone other than the Bank. In addition, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Bank to terminate an employment or contractual relationship with the Bank, and shall not hire any person employed by Bank during the two-year period immediately before the Executive’s employment termination or any person employed by the Bank during the term of this covenant.

(c)          Disclosure of confidential information. In recognition of the considerations described in this Agreement, the Executive shall not reveal to any person, firm, or corporation any confidential information of any nature concerning the Bank or the business of the Bank, or affiliates. The covenant in this Section does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

(d)         No impact on existing obligations under law or contract. The Executive acknowledges and agrees that nothing in this Agreement is intended to or shall have any impact on the Executive’s obligations as an officer or employee of the Bank to refrain from competing against, soliciting customers, officers, or employees of, or disclosing confidential information of the Bank while the Executive is serving as an officer or employee of the Bank or thereafter, whether the Executive’s obligations arise under applicable law or under an employment agreement or otherwise.

(e)          Remedies. The Executive acknowledges and agrees that remedies at law for the Executive’s breach of the covenants contained herein are inadequate and that for violation of the covenants contained herein, in addition to any and all legal and equitable remedies that may be available, the covenants may be enforced by an injunction in a suit in equity without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice. The parties hereto intend that the covenants contained in this Section shall be deemed to be enforceable only within the Territory. If in any judicial proceeding a court refuses to enforce any covenant because of the covenant’s duration or geographic scope, the covenant shall be construed to have only the maximum duration or geographic scope permitted by law.

(f)           Payment. In consideration of the Executive’s covenant not to compete as described herein, upon the Executive’s termination of employment for any reason other than a Termination for Cause, the Bank shall pay Executive, for one (1) year, his then current salary and shall continue his family health, vision, dental and life insurance coverages on the same schedule as if the employment has not been terminated.. The Bank shall also pay to Executive one (1) times the annual incentive bonus payable under the then-current incentive bonus plan calculated based upon one hundred percent (100%) goal achievement for the calendar year in which such employment is terminated.  In addition, all unvested Restricted Stock Awards, Stock Options or other equity awards shall become fully vested as of the date of termination regardless of the vesting schedule associated with such awards.  The Bank’s continuation of Payment as set forth in subsection (f) herein shall constitute an agreed upon termination payment to Executive and shall be made as if there is a “termination without cause” under Paragraph 7(a).

(g)          Potential six-month delay under Section 409A. If, when termination of employment occurs, the Executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1984 (the “Code”), and if the non-competition payment under this Section  would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s non-competition payments for the first six (6) months following Termination of Employment shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s termination of employment occurs.

(h)         Any payment under this Section shall be independent of and in addition to those otherwise set forth in this Agreement, such that all of the payments made under this Agreement shall be cumulative.

13.       Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provisions of this Agreement in any instance shall be deemed to be a waiver of any other provision in any other instance.

14.       Representation by Counsel. The Executive represents and warrants to the Bank that he has been advised to retain legal counsel in connection with the preparation, negotiation and execution of the Agreement.

15.       Governing Law. The term of this Agreement shall be governed by, and interpreted and construed in accordance with the laws of New Jersey applicable to agreements made and fully to be performed in such state.

16.       Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. The amendments or termination of this Agreement may be made only in a writing executed by the Bank and the Executives, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

17.       Assignment. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, heirs, successors, executors or administrators. This Agreement may be assigned by the Bank to any entity which acquires all or substantially all of the assets of the Bank existing at the time of such acquisition, or with or into which the Bank is consolidated or merged and the successor Bank shall be bound by the terms set forth in this Agreement.

18.       Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

IN WITNESS WEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and year first written above.

EXECUTIVE:		BANK OF NEW JERSEY

/s/ Michael Lesler		By:	/s/ Stephen Crevani
Name:	Michael Lesler	Name:	Stephen Crevani
Title:	Chief Executive Officer	Title:	Compensation Committee Chair